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                              ONYX PHARMACEUTICALS, INC


                STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                     (UNAUDITED)


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                                                                Three Months Ended                 Six Months Ended
                                                                     June 30,                           June 30,
                                                              ----------------------            -----------------------
                                                                1996          1995                1996           1995
                                                              --------     --------             --------       --------
NET LOSS
    Shares used in net loss per share                          $(2,367)     $(2,151)             $(4,660)       $(4,482)
    computation:

    Weighted average shares of common stock                      5,814          951                3,395            934
    outstanding:

    Shares related to Staff Accounting                               -          427                  213            427
    Bulletins Nos. 55, 64 and 83                              --------     --------             --------       --------

    Shares used in net loss per share                            5,814        1,378                3,608          1,361
    computation:                                              --------     --------             --------       --------
                                                              --------     --------             --------       --------

Net loss per share                                             $(0.41)      $(1.56)              $(1.29)        $(3.29)
                                                              --------     --------             --------       --------
                                                              --------     --------             --------       --------

CALCULATION OF SHARES OUTSTANDING FOR
COMPUTING PRO FORMA NET LOSS PER SHARE:

    Shares used in computing historical net
    loss per share (from above):                                 5,814        1,378                3,608          1,361

    Adjusted to reflect the effect of the
    assumed conversion of convertible
    preferred stock from the date of
    issuance:                                                    2,260        5,149                3,750          5,068
                                                              --------     --------             --------       --------

Shares used in computing pro forma net loss
    per share:                                                   8,074        6,527                7,358          6,429
                                                              --------     --------             --------       --------
                                                              --------     --------             --------       --------

Pro forma net loss per share                                   $(0.29)      $(0.33)              $(0.63)        $(0.70)
                                                              --------     --------             --------       --------
                                                              --------     --------             --------       --------

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